UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2011

EPL INTERMEDIATE, INC.

(Exact name of registrant as specified in its charter)

333-115644
(Commission File Number)

Delaware	13-4092105
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3535 Harbor Blvd. Suite 100, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 599-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On January 25, 2011, EPL Intermediate, Inc. (the “Company”) received notice of the resignations of Andy Heyer and Griffin Whitney from the Board of Directors of the Company.  The resignations were effective immediately.

(d)
On January 25, 2011, the Board of Directors of the Company took action to elect Wesley W. Barton and Jay R. Bloom as directors of the Company. Messrs. Barton and Bloom were elected to fill the vacancies on the Board created as a result of the resignations of Messrs. Heyer and Whitney.

Mr. Barton is a Vice President of Trimaran Capital Partners, LLC (“Trimaran”) and Mr. Bloom is a Managing Director of Trimaran.  Approximately 99% of the Company’s outstanding stock is owned indirectly by Trimaran Pollo Partners, LLC (the “LLC”), which in turn is owned by various private equity and investment funds.  Various members of the LLC which are affiliated with Trimaran (the “Trimaran LLC Members”) have the right to designate certain members of the Company’s Board of Directors.   Messrs. Barton and Bloom are designees of the Trimaran LLC Members.  For additional information regarding the relationships among the Company, the LLC, Trimaran and the Trimaran LLC Members, see “Item 11. Executive Compensation – Compensation Committee Interlocks and Insider Participation” of our Annual Report on Form 10-K for the year ended December 30, 2009 as filed with the Securities and Exchange Commission on March 30, 2010.

Prior to his resignation, Mr. Heyer was a member of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  On January 25, 2011, Michael Maselli was appointed to serve on and chair the Compensation Committee. Neither Mr. Barton nor Mr. Bloom have been, nor at the time of this disclosure are expected to be, appointed to a committee of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPL INTERMEDIATE, INC. (Registrant)

Date: January 31, 2011	By:	/s/ Jerry Lovejoy
Jerry Lovejoy
Senior Vice President